Exhibit 10.2

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of July 2, 2009, is entered into by and among Gideon Taylor (“Purchaser”), Genesis Group Holdings Inc. (hereinafter referred to as the “Company” or “Seller”),

          WHEREAS, Company as Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Company, newly issued common stock (the “Purchased Shares”) by the Company, as more fully described and upon the terms and subject to the conditions set forth herein, and to enter into the other transactions as described herein; and

          WHEREAS, Michael D, Farkas and/or his affiliated companies (hereinafter “Creditors”) hold certain convertible debt obligations of the Company (the “Notes”), which may convert to up to 4.9% of the Company’s Common Stock, and have full knowledge of Company’s operations and affairs;

          NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties expressly contained herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE OF SHARES

         1. Agreements to Sell and Purchase. Subject to the express terms and conditions of this Agreement, provided Purchaser is not in default (as defined herein) hereof on the date of any closing, and in exchange for the Purchase Prices to be paid as provided herein, the Closing the Company shall sell, assign, convey, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase, acquire and take assignment and delivery of, the Shares, the “Shares” shall mean TWENTY FIVE MILLION FIVE HUNDRED THOUSAND (25,500,000) of newly issued Common Stock issued by the Company, on a fully-diluted basis.

         a. Closing.

         (i)  The closing (the “Closing”) shall take place at the offices of ________, at 10:00 A.M. on ________. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:01 A.M. on the date of the Closing.

         (ii)  Purchase Price; Payment of Consideration. The purchase price for the Purchased Shares (the “Purchase Price”) shall be One Hundred Dollars ($100.00).

         (iii) Reverse Merger At Closing, or within thirty (30) days thereof, the Company shall affect the purchase and reverse merger through an exchange of approximately ________shares of common stock with both Digital Communications Services, Inc., a Florida Corporation and Southern Technologies Services Inc., an Alabama Corporation (the “Mergers”). As part of the reverse merger, there will be a reverse split of the Company’s common stock of not more than 100 to 1.

ARTICLE II
PURCHASE AND CONVERSION OF NOTES

         2.1 Convertible Notes. At Closing all original Convertible Notes from the Company to Creditors that have not been converted shall be held in escrow by Michael I. Bernstein, P.A., 1688 Meridian Avenue, Suite #418, Miami Beach, Florida 33139, as Escrow Agent, pending completion of the Mergers by Purchaser. Upon completion of the Mergers, in consideration of the sum paid in 2.2, the Notes shall be released from escrow by Escrow Agent and either transferred or assigned at the direction of Purchaser (provided, however, that the Notes may not be converted by Purchaser or any assignee for a combined total of more than TWO MILLION (2,000,000.00) post split Common Shares) Any debt not converted shall be deemed satisfied, canceled and void by the Company. In the event of a default under Paragraph 5.1(i), the Notes shall be released by Escrow Agent to Michael D. Farkas who may, along with any affiliated entities, convert his debt to stock at S.0001 per share of Common Stock under the same terms and conditions of the Creditors current Notes.

         2.2 Purchase Price. The Purchase Price for the non-converted Notes (the “Note Purchase Price”) shall be One Hundred Dollars ($100.00).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AS SELLER

         The Company makes to the Purchaser the following representations and warranties:

         3.1 Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated. The Company has full corporate power and other authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and is the valid and binding obligation of the Company enforceable in accordance with its terms. Neither the execution nor the consummation of this Agreement will conflict with or result in a breach or default under, or result in the creation of any lien, security interest, charge or encumbrance upon the Units and the underlying securities, or any of the properties or assets of the Company as a result of the terms, conditions or provisions of any contract, note, mortgage or any other agreement, instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound.

         3.2 Capitalization. There are Fifty Million (50,000,000) shares of preferred stock authorized with none outstanding. There are Five Hundred Million (500,000,000) shares of Common Stock of the Company at $.0001 par value per share, of which One Million Seven Nine Thousand Twenty (1,079,020) shares are presently issued and outstanding. The Company has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of the Company except as previously discussed in the Company’s reports filed under the Securities Exchange Act of 1934 or otherwise disclosed to the Purchaser.

a.
At the Closing of this transaction and giving effect to shares to be issued to or purchased by Purchaser, there will be 50,000,000 shares issued and outstanding and no options or warrants outstanding. The Company will issue 25,500,000 common shares to Purchaser; The Company will issue 8,500,000 common shares as a due diligence and advisory fees previously agreed to. From this sum, Stenton Leigh Group, Inc. (“SLGI”) will receive 5,000,000 common shares, and Max Equity LLC (“MAX”) will receive 3,500,000. All these newly issued shares will be held in escrow by counsel for Seller until completion of the acquisition of both Southern Technology Services Inc. (“ST. S”) and Digital Communications Services, Inc (“DCS”).

b.	Except as set forth in paragraph 2.1 above , at Closing there will be the following common shares outstanding, after retirement of all convertible debt, warrants, options, etc.:

# of Shares
Existing Company Shareholders	1,079,020
Creditors	14,920,980
SLGI	5,000,000
MAX	3,500,000
Purchaser	25,500,000
TOTAL:	50,000,000

c.	Upon the completion of the Mergers with STS and DCS as set forth above, the Company and the Creditors will release from escrow the shares purchased and issued to the Purchaser, SLGI and MAX.

d.
The Company acknowledges that the aforementioned share acquisition/reverse merger as contemplated herein and in the Parties’ prior Letter of Intent, will be consummated through the issuance of additional shares to the companies being acquired.

e.
The 24,500,000 shares not owned by Purchaser, as set forth herein, will represent an ownership interest of not less than five percent (5%) of the total issued and outstanding shares of the Company after completion of the Closing and reverse merger contemplated herein.

f.
Upon the twelve months anniversary of the Closing, the 24,500,000 shares not owned by Purchaser herein shall have a minimum liquidly trading stock market value of $2.5 million or a per share value of $.10/share. This $2.5 million value will be guaranteed by the Purchaser and the Company as set forth under Article IV herein. If the value is less than $2.5 million in total for the 24,500,000 shares not owned by Purchaser per share value of $.10 per share, then the Company will make such share adjustment issuance to these shareholders such that they have a value on the twelfth month anniversary after the Closing of $2.5 million or a per share value of $.10. This stock market value will be determined by taking the average closing price of the Company’s Common Stock for twenty (20) trading days before this anniversary.

g.
In the event that any of the 24,500,000 shares not owned by Purchaser are sold prior to the 12 month anniversary of the Closing, than any guaranty as to the value of those shares shall be null and void.

h.
The Company and/or its designated assigns will purchase from Creditors 2,000,000 shares of free trading stock at a price of $.05/share, within 120 days from the date of the Mergers. When effectuating the aforesaid purchase of 2,000,000 shares of free trading stock, the Company or its assigns shall notify the Creditors in writing of their intent to purchase subsequent to which the Creditors shall deposit those shares into a brokerage account and the Company and/or its designated assigns shall purchase the shares from such brokerage account in one or more transactions during the 120 day period.

         3.3    Properties. The Company has good and unencumbered title to and the right to the use of all of its properties and assets.

         3.4    Disclosure and Liabilities. Except with respect to the liabilities and obligations disclosed in such periodic reports, the Company has no material liabilities, obligations or commitments of any nature, whether liquidated or unliquidated, absolute or contingent.

         3.5   Delivery of Periodic Reports; Compliance with 1934 Act. The Company has or will have provided the Purchaser with access to all of its periodic reports filed with the Securities and Exchange Commission since January 1, 2007. The Company has filed all required periodic reports and is in compliance with its reporting obligations under the Securities Exchange Act of 1934 as a result of having been registered under Section 12(g) of that Act. All reports filed pursuant to such Act are complete and correct in all material respects.

         3.6    Full Disclosure. No representation or warranty by the Company in this Agreement or in any exhibit or document to be delivered pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not material misleading or necessary to a complete and correct presentation of all material aspects of the business of the Company which would materially adversely affect the business of the Company and the transactions contemplated hereby.

ARTICLE IV
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         4.1    Survival of Representations and Warranties. Notwithstanding any right of the Purchaser fully to investigate the affairs of the Company, the Company shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any document delivered to the Purchaser by the Company or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof for twelve (12) months following the date hereof.

         4.2    Obligation of the Company to Indemnify. Subject to the limitations on the survival of representations and warranties contained herein, the Company hereby agrees to indemnify, defend and hold harmless the Purchaser from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys, fees and disbursements) based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

ARTICLE V
MISCELLANEOUS

         5.1    Default by Purchaser/Guaranty

          (i) Default. In the event Purchaser fails to conduct a reverse merger of both Digital Communications Services, Inc. and Southern Technologies Services Inc., within thirty (30) days of Closing as set forth in Paragraph l(a)(iii) hereunder, same shall serve as a default under this Agreement. Upon any such default, the 25,500,000 Common Shares issued to Purchaser and held in escrow by Michael I. Bernstein, P.A., 1688 Meridian Avenue, Suite #418, Miami Beach, Florida 33139, as Escrow Agent, pending completion of the Mergers by Purchaser shall be repurchased by the Company in a Treasury Transaction for an amount of $.0001 per share after which this Agreement shall terminate and Company and Purchaser shall have no further obligation one to the other under the terms of this Agreement.

          (ii) MAX/SLGI. In the event of a default by Purchaser under Paragraph 5(i) above, the 8,500,000 Common Shares issued to MAX/SLGI and held in escrow by Michael I. Bernstein, P.A., 1688 Meridian Avenue, Suite #418, Miami Beach, Florida 33139, as Escrow Agent, pending completion of the Mergers by Purchaser shall be repurchased by the Company in a Treasury Transaction for an amount of $.0001 per share after which this Agreement shall terminate and Company, Purchaser MAX and SLGI shall have no further obligation one to the other under the terms of this Agreement.

          (iii) Guaranty by Company. Upon completion of the Mergers as set forth in Paragraph l(a)(iii) hereunder, the $2.5 million value set forth in Paragraph 3.2(f) will be guaranteed by the Purchaser and the Company. If the value is less than $2.5 million then

          (iv) Buyer hereby acknowledges that Escrow Agent is the attorney for some Existing Company Shareholders in this transaction, and agrees that Escrow Agent may represent said in connection with any and all matters, including without limitation, the transaction contemplated by this Agreement and including, without limitation, any action arising out of this Agreement; provided that in no event shall Purchaser be responsible for payment of any fees incidental to any such representation.

         5.3 Entire Agreement. This Agreement (including the Recitals and any Exhibits hereto) contains the entire agreement among the parties with respect to the purchase of the Units and related transactions and supersedes all prior agreements, written or oral, with respect thereto.

         5.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which the claim of any inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         5.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

         5.6 No Assignment, this Agreement is not assignable except by operation of law.

         5.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         5.8 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall be considered but one and the same documents.

SIGNATURE PAGE TO FOLLOW

the Company will make such share adjustment issuance to these shareholders such that they have a value on the twelfth month anniversary after the Closing of $2.5 million. If upon the expiration of twelve (12) months following the Closing, the value of the 24,500,000 shares not owned by Purchaser herein shall have a minimum liquidly trading stock market value of $2.5 million or a per share value of $.10 and the Company is unable to effectively make a share adjustment to satisfy its obligation hereunder, Company and Purchaser shall be deemed in default of this Agreement and the Company shall be responsible to the Existing Shareholders for the full amount of the guaranteed One Million Six Hundred Thousand Dollar ($1,600,000.00) to be earned by the Existing Company Shareholders.

         5.2 Escrow Agent. The Escrow Agent for purposes of this Agreement shall be: Michael I. Bernstein, P.A., 1688 Meridian Avenue, Suite #418, Miami Beach, Florida 33139, Tel. (305) 672-9544, Fax. (305) 672-4572. Except for the obligations contained in Section 6.4 of this Agreement, the Escrow Agent is not a party to and is not bound by any other agreement between Company and Purchaser. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.

          (i) The Escrow Agent acts hereunder as a depository only and is not responsible for or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any funds, documents or other materials deposited with it. The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it with respect to the subject matter of this Agreement unless it is requested to do so by one of the parties and is indemnified by such requesting party to the Escrow Agent’s satisfaction against the cost and expenses including attorneys’ fees of such defense, unless arising from the Escrow Agent’s bad faith or willful misconduct. The Escrow Agent shall not be required to institute legal proceedings of any kind. The Escrow Agent shall not be required to perform any acts which will violate any law or applicable rules of any governmental agency.

          (ii) Company and Purchaser, jointly and severally, covenant and agree to indemnify the Escrow Agent and hold it harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by the Escrow Agent’s gross negligence, bad faith, or willful misconduct, hi no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

          (iii) If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder, notwithstanding anything to the contrary herein, Escrow Agent may decline to take any action whatsoever seek Court intervention for adjudication and Escrow Agent shall be entitled to rely upon the decision of such court.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

GENESIS GROUP HOLDINGS INC.

By;

As authorized signatory for Genesis Group Holdings Inc.

Dated:	/s/

By:
Michael Farkas, Individually and as the authorized signatory or Atlas Equity Group, Inc., The Farkas Group, Inc. and The Atlas Group of Companies, LLC

Dated:	July 2, 2009

By:
Gideon Taylor

Dated:

          IN WITNESS WHEREOF, the parties hereto bave caused this Agrcemcnl to be executed and delivered as of the date first above written.

GENESIS GROUP HOLDINGS INC.

GENESIS GROUP HOLDINGS INC.

By;	/s/

As authorized signatory for Genesis Group Holdings Inc.

Dated:	7/2/09

By:
Michael Farkas, Individually and as the authorized signatory or Atlas Equity Group, Inc., The Farkas Group, Inc. and The Atlas Group of Companies, LLC

Dated:

By:
Gideon Taylor

Dated: